Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 1st Quarter 2022

LOS ANGELES, CA – (BUSINESS WIRE) – May 10, 2022 – Broadway Financial Corporation (“Broadway”, “we”, or “Company”) (NASDAQ Capital Market: BYFC), reported consolidated net earnings of $958 thousand or $0.01 per diluted share for the first quarter of 2022, compared to a consolidated net loss of $3.5 million or ($0.13) per share, for the first quarter of 2021.

Net earnings for the first quarter of 2022 include the consolidated operations of CFBanc Corporation (“CFB”), which was merged with and into Broadway on April 1, 2021 (the “Merger”).

Results for the first quarter of 2022 were favorably impacted by an increase in net interest income of $4.3 million due to interest income from the acquired interest-earning assets of CFB and growth in interest-earning assets since the Merger.  Non-interest expense decreased by $2.7 million during the first quarter of 2022 compared to the first quarter of 2021, primarily because the results for the first quarter of 2021 included non-recurring costs of $5.4 million related to the Merger, partially offset by increases from including the operations of CFB in the results for the first quarter of 2022.

First Quarter 2022 Highlights:

•	Total assets increased to over $1.1 billion, representing an increase of over 18%, since the Merger.
•	Loan originations grew by over 125% compared to the first quarter of 2021.
•	Total loans exceeded $650 million at the end of the first quarter, representing growth of 11% since the Merger.
•	Net interest income increased over 150% compared to the first quarter of 2021.
•	The Company exchanged all outstanding shares of Series A Preferred Stock for newly issued shares of Class A Common Stock.

Chief Executive Officer, Brian Argrett commented, “It has been one year since the Merger, and I am pleased to report that the benefits of the combination of Broadway and CFB are increasingly more evident in our financial results.  Since closing the Merger, we have originated almost $300 million of new loans and grown our loan portfolio by 11%.  During this period, we have also increased deposits by over $173 million, or 26%, and lowered our cost of funds by over 50% from 87 basis points to 39 basis points.  In addition, we have improved our net interest margin from 2.40% in the first quarter of 2021 to 2.76% for the first quarter of 2022 and maintained the high quality of our loan portfolio.  As a result, since the Merger our interest income has more than doubled and interest expense has declined by 10%.  We are continuing to examine all aspects of our business in an effort to improve efficiencies and profitability and capture more of the economies of scale available from our expanded footprint created by the Merger.”

“I also wish to highlight that during the first quarter we completed the exchange of the Company’s Series A Preferred Stock for newly issued shares of Class A Common Stock, which eliminated the 4% dividend requirement on the Series A Preferred and further simplified our capital structure in preparation for the anticipated issuance of $150 million of low-cost Preferred Stock under the previously announced U.S. Treasury’s Emergency Capital Investment Program (“ECIP”) that we currently expect to close in the second quarter of this year.  Ultimately, we believe that the ECIP equity capital will help accelerate our growth, significantly improve our economies of scale and potential profitability, and dramatically expand the positive impact that we believe we can generate for the essential low-to-moderate income communities that we serve.”

Net Interest Income

First Quarter of 2022 Compared to First Quarter of 2021

Net interest income before loan loss provision for the first quarter of 2022 totaled $7.2 million, representing an increase of $4.3 million over net interest income before loan loss provision of $2.8 million for the first quarter of 2021. The increase resulted from additional interest income, primarily generated from growth of $564.3 million in average interest-earning assets during the first quarter of 2022, compared to the first quarter of 2021, due to the acquisition of loans, securities, and cash equivalents in the Merger.  Net interest income in the first quarter of 2022 also benefited from a reduction in the overall rates paid on interest-bearing liabilities of 47 basis points.

Interest income and fees on loans receivable increased by $3.7 million to $7.3 million for the first quarter of 2022, from $3.6 million for the first quarter of 2021 due to an increase of $292.0 million in the average balance of loans receivable, which increased interest income by $3.2 million, and an increase of 46 basis points in the average yield on loans, which increased interest income by $455 thousand. The increase in the average balance of loans receivable was primarily the result of the addition of $225.5 million of loans in the Merger, as well as additional organic loan growth of the combined entity after the date of the Merger. In addition, the increase in the average yield on loans receivable in the first quarter of 2022 was primarily the result of higher yields earned on the commercial loan portfolio acquired in the Merger.

Interest income on securities increased by $497 thousand for the first quarter of 2022 to $553 thousand, compared to $56 thousand in the first quarter of 2021.  The increase in interest income on securities primarily resulted from growth of $150.6 million in the average balance of securities, which resulted from securities of $150.0 million acquired in the Merger.  The higher average balance of securities increased interest income by $524 thousand.  This increase was partially offset by the effects of a decrease of 78 basis points in the average interest rate earned on securities, which reduced interest income by $27 thousand.

Other interest income increased by $45 thousand during the first quarter of 2022, compared to the first quarter of 2021, primarily due to an increase of $122.1 million in the average balance of interest-earning deposits and other short-term investments, which increased interest income by $46 thousand.  This increase was partially offset by a decrease in the dividend income on Federal Home Loan Bank (“FHLB”) and Federal Board (“FRB”) stock between the two periods.

Interest expense for the first quarter of 2022 decreased by $93 thousand, compared to the first quarter of 2021, due to a decrease of 47 basis points in the Company’s cost of interest-bearing liabilities.  The lower rates paid offset the impact of an increase of $421.6 million in average interest-bearing liabilities, due to the assumption of $307.6 million of interest-bearing deposits, $73.9 million of borrowings, and $3.2 million of FHLB advances in the Merger, and an increase of $174 million in deposits since the Merger.

Interest expense on deposits decreased by $33 thousand for the first quarter of 2022, compared to the first quarter of 2021.  The decrease was primarily attributable to a decrease of 29 basis points in the average rate paid on deposits, which caused interest expense on deposits to decrease by $316 thousand.  This decrease was partially offset by the effects of an increase of $389.5 million in the average balance of deposits, primarily because of the Merger, which increased interest expense by $283 thousand.

Interest expense on borrowings decreased by $60 thousand for the first quarter of 2022, compared to the first quarter of 2021.  The decrease was attributable to a decrease of 59 basis points in the average borrowing rate, which decreased interest expense by $192 thousand, offset by an increase in average borrowings of $32.1 million during the period, which increased interest expense by $132 thousand.  The increase in the average balance of borrowings was due to an increase of $68.0 million in the average balance of short-term borrowings (primarily securities sold under agreements to repurchase that were assumed in the Merger), offset by a decrease of $32.7 million in average borrowings from the FHLB and a decrease of $3.3 million in the average balance of the Company’s junior subordinated debentures, which were paid off in the third quarter of 2021.

The net interest margin increased to 2.76% for the first quarter of 2022 from 2.40% for the first quarter of 2021, primarily due to an increase in the volume of interest-earning assets (mainly due to an increase in the average balance of loans receivable), the contribution of higher loan yields earned on the commercial loan portfolio acquired in the Merger and a decrease in the average rate paid on interest-bearing liabilities of 48 basis points.

	For the three months ended
	March 31, 2022			March 31, 2021
(Dollars in Thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets
Interest-earning assets:
Interest-earning deposits	$220,266	$84	0.15%	$98,183	$35	0.14%
Securities	160,968	553	1.37%	10,414	56	2.15%
Loans receivable (1)	653,493	7,336	4.49%	361,487	3,644	4.03%
FRB and FHLB stock	3,046	38	4.99%	3,431	42	4.90%
Total interest-earning assets	1,037,773	$8,011	3.09%	473,515	$3,777	3.19%
Non-interest-earning assets	74,542			11,064
Total assets	$1,112,315			$484,579

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$207,078	$189	0.37%	$76,750	$81	0.42%
Passbook deposits	66,825	8	0.05%	64,044	57	0.36%
NOW and other demand deposits	230,461	39	0.07%	54,650	7	0.05%
Certificate accounts	201,446	114	0.23%	120,857	238	0.79%
Total deposits	705,810	350	0.20%	316,301	383	0.48%
FHLB advances	77,849	342	1.76%	110,500	527	1.91%
Junior subordinated debentures	-	-	0.00%	3,275	22	2.69%
Other borrowings	68,019	147	0.86%	-	-	0.00%
Total borrowings	145,868	489	1.34%	113,775	549	1.93%
Total interest-bearing liabilities	851,648	$839	0.39%	430,076	$932	0.87%
Non-interest-bearing liabilities	121,912			5,832
Stockholders’ equity	138,725			48,671
Total liabilities and stockholders’ equity	$1,112,315			$484,579

Net interest rate spread (2)		$7,712	2.70%		$2,845	2.32%
Net interest rate margin (3)			2.76%			2.40%
Ratio of interest-earning assets to interest-bearing liabilities			121.85%			110.10%

(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs and loan premiums.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

Loan Loss Provision

The Company recorded a loan loss provision of $147 thousand for the three months ended March 31, 2022 due to growth in the loan portfolio. There was no loan loss provision during the three months ended March 31, 2021. No loan charge-offs were recorded during the three months ended March 31, 2022 or 2021. The Allowance for Loan and Lease Losses (“ALLL”) increased to $3.5 million as of March 31, 2022 compared to $3.4 million as of December 31, 2021.

Non-interest Income

Non-interest income for the first quarter of 2022 totaled $280 thousand, compared to $123 thousand for the first quarter of 2021.  The increase in non-interest income was primarily due to fees earned from the New Market Tax Credit ventures on the books of the Company’s wholly-owned banking subsidiary, City First Bank, National Association, and an increase in ATM exchange fees.

Non-interest Expense

Total non-interest expense was $6.0 million for the first quarter of 2022, compared to $8.6 million for the first quarter of 2021.  The decrease in non-interest expense was primarily due to non-recurring compensation costs and professional services fees associated with the Merger, partially offset by higher information services costs.  Compensation costs and professional services fees decreased by $1.8 million and $1.6 million, respectively, during the first quarter of 2022, compared to the first quarter of 2021, while information services costs increased by $624 thousand.  In addition, during the first quarter of 2022 the Company recorded $109 thousand of expense to amortize the core deposit intangible asset that was recorded in connection with the Merger.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax expense of $363 thousand for the first quarter of 2022 and an income tax benefit $2.2 million thousand for the first quarter of 2021.

The Company had a valuation allowance of $369 thousand on its deferred tax asset of $8.8 million as of March 31, 2022. There was no valuation allowance on the deferred tax asset as of March 31, 2021, which totaled $7.1 million. The valuation allowance is based on management’s estimate that a portion of its deferred tax asset may not be fully realized based on forecasts of future income, tax planning strategies, and available net operating losses which reflect the impact of the shares issued in the private placements completed in April of 2021.

Balance Sheet Summary

Total assets increased by $37.6 million during the first quarter ended March 31, 2022, primarily due to growth in cash and cash equivalents of $14.6 million, growth in investment securities available-for-sale of $13.9 million, a net increase in loans held for investment of $4.9 million, growth in other assets of $3.5 million, and a net increase in the deferred tax asset of $2.2 million.  Total assets increased by $652 million compared to March 31, 2021, primarily because of the assets, totaling $475 million, that were acquired in the Merger.

Loans held for investment, net of the allowance for loan losses, increased by $4.9 million to $653.4 million at March 31, 2022, compared to $648.5.1 million at December 31, 2021.  The increase was primarily due to loan originations of $41.5 million in multi-family loans and $13.2 million in other commercial real estate and commercial loans, partially offset by loan repayments of $49.8 million during the first quarter of 2022.

Deposits increased by $51.6 million to $839.7 million at March 31, 2022 from $788.1 million at December 31, 2021, which consisted of increases of $76.0 million in ICS deposits (ICS deposits are the Bank’s own money market accounts in excess of FDIC  insured limits whereby the Bank makes reciprocal arrangements for insurance with other banks), $6.4 million in CDARS deposits (CDARS deposits are similar to ICS deposits, but involve certificates of deposit instead of money market accounts), and $1.3 million in other certificates of deposit accounts.  The above increases in deposits were partially offset by a decrease of $32.1 million in liquid deposits (NOW, demand, money market, and passbook accounts).

Total borrowings decreased by $8.9 million to $143.0 million at March 31, 2022, from $151.9 million at December 31, 2021, primarily due to $13.0 million in payoffs of advances from the Federal Home Loan Bank of San Francisco, partially offset by a net increase of $4.0 million in short-term borrowings (securities sold under agreements to repurchase).

Stockholders’ equity was $136.2 million, or 12.04% of Broadway’s total assets, at March 31, 2022, compared to $141.0 million, or 12.89% of Broadway’s total assets, at December 31, 2021.  The decrease in total stockholders’ equity is primarily due to an increase of $5.7 million in unrealized loss on available-for-sale securities, net of taxes, which resulted from increases in market interest rates that adversely affected the value of the securities portfolio during the first quarter of 2022.

At March 31, 2022, the Bank’s Community Bank Leverage Ratio (“CBLR”)  was 9.45% compared to 9.32% at December 31, 2021.  The increase in CBLR is due to growth in the Bank’s net earnings.

During the first quarter of 2022 the Company completed the exchange of all the outstanding Series A Fixed Rate Cumulative Redeemable Preferred Stock, with an aggregate liquidation value of $3 million, plus accrued dividends, for 1,193,317 shares of Class A Common Stock at an exchange price of $2.51 per share of Class A Common Stock.  In addition, during the quarter the Company issued 542,449 shares of Class A Common Stock to directors, executive officers, and certain employees, including 495,262 shares of restricted stock to executive officers and certain employees, which vest over periods ranging from 36 months to 60 months.  All the restricted shares are treated as outstanding for purposes of calculating earnings per share and book value per share.  The Company’s book value per share was $1.85 at March 31, 2022, which reflects these share issuances.

This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation of an offer to buy any securities.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.

Stockholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010 or contact Investor Relations at the phone number or email address below.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@broadwayfederalbank.com

Cautionary Statement Regarding Forward-Looking Information

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,”  “believes,” “predicts,” “potential,” “continue,” and similar expressions, but the absence of such words or expressions does not mean a statement is not forward-looking.  These forward-looking statements are based upon our management’s current expectations and involve known and unknown risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors.  Such risk factors include, among others: uncertainty as to the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including the possibility of declines in global economic conditions or the stability of credit and financial markets, including as a result of the military conflict between Russia and Ukraine; changes in the monetary and fiscal policies of the U.S. Government, including policies of the United States Department of the Treasury and the Federal Reserve Board; changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, financial accounting and reporting, and environmental protection and our ability to comply with such changes in a timely manner; possible effects of changes in real estate markets and interest rates, which may affect our net income and future cash flows, or the market value of our assets, including investment securities; risks related to disruption of management time due to integration activities related to the Merger; the risk of possible adverse rulings, judgments, settlements and other outcomes of litigation; the risk that the Merger could have an adverse effect on our ability to retain customers, retain and hire key personnel and on our operating results and business generally; the risk that problems may arise in successfully integrating the businesses of the pre-Merger companies, which may result in the combined company not operating as effectively and efficiently as expected, or that we may not be able to successfully integrate the businesses of the pre-Merger companies; the risk that we may be unable to achieve synergies or other anticipated benefits of the Merger or that it may take longer than expected to achieve those synergies or benefits; the risk that operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which  we are highly dependent, and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond our control.  Additional factors that could cause results to differ materially from those described above can be found in our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings made with the SEC and are available on our website at http://www.cityfirstbank.com/node/430 and on the SEC’s website at http://www.sec.gov.

Forward-looking statements in this press release speak only as of the date they are made, and we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent required by law.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Selected Financial Data and Ratios (Unaudited)
(Dollars in thousands, except per share data)

	March 31, 2022	December 31, 2021
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$246,106	$231,520
Securities available-for-sale, at fair value	170,308	156,396
Loans receivable held for investment	656,914	651,904
Allowance for loan losses	(3,539)	(3,391)
Loans receivable held for investment, net of allowance	653,375	648,513
Total assets	1,131,125	1,093,505
Deposits	839,714	788,502
FHLB advances	73,001	85,952
Securities sold under agreements to repurchase	56,003	51,960
Notes payable	14,000	14,000
Total stockholders' equity	136,213	141,000

Book value per share	$1.85	$1.92
Equity to total assets	12.04%	12.89%

Asset Quality Ratios:
Non-accrual loans to total loans	0.10%	0.10%
Non-performing assets to total assets	0.06%	0.06%
Allowance for loan losses to total gross loans	0.54%	0.52%
Allowance for loan losses to non-performing loans	541.96%	495.80%

Non-Performing Assets:
Non-accrual loans	$653	$684
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$653	$684

Delinquent loans (including less than 30 days delinquent)	$2,944	$2,423

	Three Months Ended March 31,
Selected Operating Data and Ratios:	2022		2021
Interest income	$8,011		$3,777
Interest expense	839		932
Net interest income	7,172		2,845
Loan loss provision	147		-
Net interest income after loan loss provision	7,025		2,845
Non-interest income	280		123
Non-interest expense	(5,960)		(8,627)
Income (loss) before income taxes	1,345		(5,659)
Income tax expense (benefit)	363		(2,172)
Net income (loss)	$982		$(3,487)

Net income - non-controlling interest	24		-
Net income (loss) Broadway Financial Corporation	$958		$(3,487)

Earnings per common share-diluted	$0.01		$(0.13)

Loan originations (1)	$54,705		$23,961

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)
Return on average assets	0.35%	(2)	-2.88%	(2)
Return on average equity	2.83%	(2)	-28.66%	(2)
Net interest margin	2.76%	(2)	2.40%	(2)

(1)	Does not include net deferred origination costs.
(2)	Annualized